Exhibit 99.4

Corvex Management LP	Related Fund Management, LLC
712 Fifth Avenue, 23rd Floor	60 Columbus Circle
New York, New York 10019	New York, New York 10023

March 21, 2014

Joseph L. Morea
William A. Lamkin
Frederick N. Zeytoonjian
Ronald J. Artinian

Ann Logan

c/o CommonWealth REIT
Two Newton Place

255 Washington Street, Suite 300

Newton,  MA 02458

Dear Trustees:

As you are aware, unless we reach agreement by March 25, 2014, CommonWealth REIT will have no Trustees for a period of time.  During the last few months, you have insisted and repeatedly told shareholders that such event could have serious consequences to their investment in CommonWealth.

We have a plan to facilitate an orderly transition and avoid any period of time during which CommonWealth would operate without a continuing Board of Trustees.  Specifically, we propose that before the effectiveness of our consent solicitation you would add to the Board our nominees. Concurrent with such appointment all seven incumbent Trustees would resign effective immediately. We would expect this arrangement to be approved and validated by the Arbitration Panel, and would eliminate any concern about CommonWealth lacking a continuing Board at any time.

In order for our proposal to work we need your immediate cooperation. It is imperative that we have a call or meeting with you,  the independent Trustees,  to discuss as soon as possible. Please contact Keith Meister at (917) 495-1177 or Jeff Blau at (917) 842-7900 at your earliest convenience.

After Tuesday,  March 25, 2014, there will be no Board of CommonWealth.  Time is running out to guarantee an orderly transition that your shareholders, and your fiduciary duties to them, demand.

Sincerely yours,

/s/ Keith Meister		/s/ Jeff T. Blau
Keith Meister		Jeff T. Blau
Corvex Management LP		Related Fund Management, LLC

cc:	Barry Portnoy
Adam Portnoy